Exhibit 99

INVESTOR CONTACT: Tom Paulson Vice President, CFO 763-540-1204	MEDIA CONTACT: Kathryn Lovik Director, Communications 763-540-1212

TENNANT COMPANY ELECTS BRADY CORPORATION EXECUTIVE

TO BOARD OF DIRECTORS

MINNEAPOLIS, Minn., October 25, 2006—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, announced today that David Mathieson, Vice President and Chief Financial Officer for Brady Corporation of Milwaukee, Wisc., will join its board of directors effective Nov. 1, 2006. A Scotland native, Mathieson joined Brady in 2001 as European Finance Director and was VP-Finance for North America, prior to his appointment as CFO. Prior to Brady, Mathieson spent 20 years with Honeywell International, Inc., which included positions in Belgium, Denmark, England and the U.S. With the addition of Mathieson, the Tennant Company board now has nine members.

“We are delighted that David will be joining us in our effort to lead Tennant Company to new heights. In addition to his financial acumen, David brings the perspective of a seasoned international executive at a time when Tennant Company looks to our key international markets for growth and expansion,” said Chris Killingstad, President and CEO of Tennant Company.

Mathieson is a Fellow of the Chartered Management Accountants Institute in the United Kingdom and studied for this qualification at Glasgow College of Commerce and Glasgow Caledonian University.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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